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                   [MORGAN, LEWIS & BOCKIUS LLP LOGO APPEARS HERE]

February 26, 1999


The Arbor Fund
2 Oliver Street
Boston, MA 02109

Re:  AGREEMENT AND PLAN OF REORGANIZATION
     BY AND BETWEEN THE ARBOR FUND ON BEHALF OF THE PRIME
     OBLIGATION FUND AND THE U.S. GOVERNMENT
     SECURITIES MONEY FUND, AND STI CLASSIC FUNDS, ON BEHALF
     OF ITS CLASSIC INSTITUTIONAL CASH MANAGEMENT MONEY
     MARKET FUND AND THE CLASSIC INSTITUTIONAL U.S. GOVERNMENT
     SECURITIES MONEY MARKET FUND

Ladies and Gentlemen:

We have acted as counsel to the Arbor Fund, a Massachussetts business trust, in connection with the execution and delivery of the Agreement and Plan of Reorganization (the "Agreement"), dated as of February 22, 1999, by STI Classic Funds, on behalf of its Classic Institutional Cash Management Money Market Fund and Classic Institutional U.S. Government Securities Money Market Fund (the "Acquiring Funds") relating to the transfer of all the assets and liabilities of the Arbor Prime Obligations Fund and U.S. Government Securities Money Fund (the "Selling Funds"), in exchange for shares of each corresponding Acquiring Fund, followed by the distribution of such Shares (the "Acquiring Fund's Shares") to the holders of shares of the Selling Fund ("Selling Fund's Shares") in exchange for such Selling Fund's Shares in complete liquidation of the Selling Fund (the "Reorganization"), pursuant to the Agreement. This opinion letter is delivered to you pursuant to Section
8.6 of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, and (ii) such other

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STI Classic Funds
February 26, 1999
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documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. Our opinion is based in part on the facts set forth below. We have not undertaken an independent investigation or verification of these facts or of the information set forth either in the aforementioned documents or in other documents that we have reviewed.

     1. The Reorganization will be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein have been waived or modified and neither party has any plan or intention to waive or modify any such material condition.

     2. The fair market value of each Acquiring Fund's Shares to be received by each Selling Fund shareholder in the Reorganization will be approximately equal to the fair market value of the shares in each Selling Fund surrendered and exchanged therefor.

     3. No consideration other than the Acquiring Fund's Shares and the assumption by each Acquiring Fund of the stated liabilities of its corresponding Selling Fund will be issued in exchange for the assets of each Selling Fund in the Reorganization.

     4. Neither Acquiring Fund has any plan or intention to sell additional shares of its beneficial interest or to redeem or otherwise reacquire any of its shares issued in the Reorganization other than in the ordinary course of its business as a regulated investment company.

     5. Neither Acquiring Fund has any plan or intention to sell or otherwise dispose of any of its corresponding Selling Fund's assets to be acquired by it in the Reorganization except for dispositions made in the ordinary course of its business as a regulated investment company.

     6. Following the Reorganization, each Acquiring Fund will continue the historic business of its corresponding Selling Fund or use a significant portion of its corresponding Selling Fund's assets in its business.

     7. Immediately following consummation of the Reorganization, each Acquiring

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STI Classic Funds
February 26, 1999
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          Fund will possess the same liabilities as those possessed by its corresponding Selling Fund immediately prior to the Reorganization. The fair market value of the assets of each Selling Fund acquired by its corresponding Acquiring Fund will exceed the liabilities of each Selling Fund assumed by its corresponding Acquiring Fund plus the amount of liabilities, if any, to which the acquired assets are subject.

     8. There is no intercorporate indebtedness existing between each Acquiring Fund and its corresponding Selling Fund that was issued, acquired, or will be settled at a discount.

     9. Each Acquiring Fund will meet the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, (the "Code") for qualification and treatment as a regulated investment company.

     10. Neither Acquiring Fund does not own nor will acquire prior to the consummation of the Reorganization any shares of beneficial interest in its corresponding Selling Fund.

     11. Not more than 25 percent of the value of the total assets of each Selling Fund or its corresponding Acquiring Fund is invested in the stock and securities of any one issuer, and not more than 50 percent of the value of each Fund's assets is invested in the stock and securities of five or fewer issuers.

Our opinion summarizes certain Federal income tax consequences of the Reorganization to holders of shares in the Selling Fund (individually, a "Shareholder" and, collectively, the "Shareholders"). Our opinion does not address all aspects of Federal income taxation that may be relevant to particular Shareholders and may not be applicable to Shareholders who are not citizens or residents of the United States. Further, our opinion does not address the effect of any applicable foreign, state, local or other tax laws.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Reorganization will, under current law, constitute tax-free reorganizations under Section 368(a) of the Code, and that the Selling Funds and Acquiring Funds will each be a party to the reorganizations within the meaning of Section 368(b) of the Code.

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STI Classic Funds
February 26, 1999
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The Reorganization, constituting tax-free reorganizations, will have the following Federal income tax consequences for the Shareholders, each Selling Fund and its corresponding Acquiring Fund:

     1. No gain or loss will be recognized by a Selling Fund upon the transfer of its assets in exchange solely for its corresponding Acquiring Fund's Shares and the assumption by the Acquiring Fund of the Selling Fund's stated liabilities;

     2. No gain or loss will be recognized by an Acquiring Fund on its receipt of its corresponding Selling Fund's assets in exchange for the Acquiring Fund's Shares and the assumption by the Acquiring Fund of the Selling Fund's stated liabilities;

     3. The basis of a Selling Fund's assets in its corresponding Acquiring Fund's hands will be the same as the basis of those assets in the Selling Fund's hands immediately before the Reorganization;

     4. An Acquiring Fund's holding period for the assets transferred to that Acquiring Fund by its corresponding Selling Fund will include the holding period of those assets in the Selling Fund's hands immediately before the Reorganization;

     5. No gain or loss will be recognized by a Selling Fund on the distribution of its corresponding Acquiring Fund's Shares to the Selling Fund's Shareholders in exchange for such Selling Fund's Shares;

     6. No gain or loss will be recognized by a Selling Fund's shareholders as a result of the Selling Fund's distribution of its corresponding Acquiring Fund's Shares to the Acquired Fund's Shareholders in exchange for that Selling Fund's Shareholders' Selling Fund's Shares;

     7. The basis of an Acquiring Fund's Shares received by its corresponding Selling Fund's shareholders will be the same as the adjusted basis of that Selling Fund's Shareholders' Selling Fund's Shares surrendered in exchange therefor; and

     8. The holding period of an Acquiring Fund's Shares received by that Acquired Fund's Shareholders will include its corresponding Selling Fund's Shareholders' holding period for that Selling Fund's Shareholders' Selling

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STI Classic Funds
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          Fund's Shares surrendered in exchange therefor, provided that such
          Selling Fund's Shares were held as capital assets on the date of the Reorganization.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Reorganization or the Agreement or of any transactions related to the Reorganization or the Agreement or contemplated by the Reorganization or the Agreement. This opinion is being furnished to you connection with the Reorganization and the Agreement and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP